Prospectus Supplement dated June 4, 2013
(To prospectus dated June 27, 2012)
Filing pursuant to Rule 424(b)(3)
Registration Statement No. 333-182373

Dividend Reinvestment and Stock Purchase Plan

Common Stock, Par Value $0.01 Per Share

(as amended)

This prospectus supplement amends and restates in its entirety the prospectus dated June 27, 2012, relating to the Dividend Reinvestment and Stock Purchase Plan, as amended (the “Plan”), of Bridge Bancorp, Inc., a New York corporation (“Bridge Bancorp”).

Under the terms of the Plan, participants may reinvest cash dividends and make optional cash payments to purchase additional shares of common stock, par value $0.01 per share, of Bridge Bancorp which may be offered and sold from time to time.  The Plan provides participants with a convenient and economical method for investing cash dividends paid on our common stock in additional shares of our company stock.  Eligible participants also will be able to buy additional shares with optional cash payments (maximum: $50,000 per quarter).

Shares of common stock will be (i) purchased on the open market, (ii) purchased directly from Bridge Bancorp from authorized but unissued shares or (iii) purchased directly from Bridge Bancorp treasury shares.

You may enroll in the Dividend Reinvestment and Stock Purchase Plan by completing the enclosed enrollment card and returning it to the plan administrator.  We have appointed our stock transfer agent, Registrar and Transfer Company, to serve as the plan administrator.

Shares of our common stock are traded on the NASDAQ Global Select Market under the symbol “BDGE.”  On June 3, 2013, the closing price of our common stock was $21.99.

In May, 2013, Bridge Bancorp, Inc.’s board of directors approved amendments to the Plan. These amendments include changes to when optional cash payments must be received, the time period for calculating the price of shares purchased under the Plan, and when a participant’s withdrawal from the Plan becomes effective.  As a result of these amendments, paragraphs 11, 14 and 21 of the Description of the Plan contained in the prospectus dated June 27, 2012 have been amended.  All other paragraphs of the Description of the Plan contained in the prospectus dated June 27, 2012, remain unchanged.  This prospectus supplement describes and constitutes the Plan, as amended and amends and restates in its entirety the prospectus dated June 27, 2012.  You should keep this prospectus supplement for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

The shares offered are our equity securities and are not savings accounts, deposits or other obligations of any bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

The date of this prospectus supplement is June 4, 2013

This prospectus supplement amends and restates in its entirety the prospectus dated June 27, 2012, relating to the Dividend Reinvestment and Stock Purchase Plan, as amended, of Bridge Bancorp, Inc. You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus supplement.  The Plan is not available to any person to whom we may not legally offer it.  We are not offering the securities in any state or jurisdiction where the offer is prohibited.  The date of this prospectus supplement is June 4, 2013.  You should not assume that the information in this prospectus supplement is still accurate as of any later date.

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ABOUT THIS PROSPECTUS

This document is called a prospectus supplement and is part of the registration statement that we filed with the Securities and Exchange Commission relating to the offer and sale of shares of our common stock for the accounts of participants in our Dividend Reinvestment and Stock Purchase Plan.  This prospectus supplement amends and restates in its entirety the prospectus dated June 27, 2012, relating to our Dividend Reinvestment and Stock Purchase Plan, and provides you with the terms of the Plan.  This prospectus supplement is referred to herein as the “prospectus.”  The registration statement can be read at the Securities and Exchange Commission Web site or at the Securities and Exchange Commission’s office mentioned under the heading “Where You Can Find More Information.”  You should read this prospectus with the additional information described below under the heading “Incorporation of Certain Information by Reference.”

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our” or similar references mean Bridge Bancorp, Inc. and its subsidiary.

BRIDGE BANCORP, INC.

Bridge Bancorp, Inc. is the holding company for Bridgehampton National Bank (the “Bank”).  Our common stock is quoted on the NASDAQ Global Select Market under the symbol “BDGE.”  The Bank operates from 22 offices under a national bank charter, and its customer base is comprised principally of small businesses, municipal relationships and consumer relationships.

The Bank engages in full service commercial and consumer banking business, including accepting time, savings and demand deposits from the consumers, businesses and local municipalities surrounding its branch offices. These deposits, together with funds generated from operations and borrowings, are invested primarily in loans and securities.

Our main office is located at 2200 Montauk Highway, Bridgehampton, NY 11932, and our telephone number is (631) 537-1000.

RISK FACTORS

There are risks and uncertainties involved with an investment in shares of our common stock.  See the “Risk Factors” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, which we file with the Securities and Exchange Commission and incorporate by reference into this prospectus, for a discussion of the factors that should be considered in connection with such an investment.

DESCRIPTION OF THE PLAN

This Dividend Reinvestment and Stock Purchase Plan (Plan) was adopted on March 31, 2009, and amended on June 4, 2013.  The Plan will be in effect until amended, altered, or terminated.  We have reserved 800,000 shares of our common stock for issuance and sale under the Plan pursuant to this prospectus.  The Plan is set forth below as a series of questions and answers explaining its significant aspects.

Purpose and Advantages

1.              What is the purpose of the Plan?

The purpose of the Plan is to provide participants with a simple and convenient method of reinvesting cash dividends paid on shares of our common stock and buying additional shares of our common stock without paying brokerage commissions.  Also, the Plan provides us with a source of funds when the shares bought by Registrar and Transfer Company for participants are bought directly from us.

2.              What are the advantages of the Plan?

The Plan provides participants with the opportunity to reinvest cash dividends paid on all of their shares of our common stock in additional shares of our common stock (see Question 14).  In addition, the Plan provides the following advantages:

•                  The Plan provides eligible participants with the opportunity to make quarterly investments of optional cash amounts or automatic bank withdrawals, subject to minimum and maximum amounts, for the purchase of additional shares of our common stock (see questions 9-11).

•                  Shares of common stock issued under the Plan may be purchased at a discount to the market price as determined under the Plan (which is based on an average of trailing trading prices), which discount if any will be determined from time to time.

•                  No brokerage commissions are paid by participants in connection with any purchase of shares made under the Plan.

•                  All cash dividends paid on participants’ shares can be fully invested in additional shares of our common stock because the Plan permits fractional shares to be credited to Plan accounts.  Dividends on such fractional shares, as well as on whole shares, also will be reinvested in additional shares, which will be credited to Plan accounts.

•                  Periodic statements reflecting all current activity, including share purchases and latest Plan account balance, simplify participants’ record keeping.

•                  The Plan Administrator provides for the safekeeping of stock certificates for shares credited to each Plan account.

Plan Administration

3.              Who administers the Plan for Participants?

Registrar and Transfer Company, Cranford, New Jersey, our stock transfer agent (hereinafter referred to as the “Plan Administrator”), administers the Plan for participants by maintaining records, sending account statements to participants and performing other duties relating to the Plan.  Shares of common stock purchased under the Plan are registered in the name of the Plan Administrator’s nominee and are credited to the accounts of the participants in the Plan.  The Plan Administrator acts in the capacity as agent for participants in the Plan.  We may replace the Plan Administrator at any time within our sole discretion.

The Plan Administrator can be contacted at 10 Commerce Drive, P.O. Box 664, Cranford, New Jersey 07016, Attn:  Dividend Reinvestment Department, online at www.rtco.com, or by calling (800) 368-5948.

Participation

4.              Who is eligible to participate?

All holders of record of at least 100 shares of common stock of Bridge Bancorp are eligible to participate in the Plan.  Beneficial owners of shares of common stock whose shares are registered in names other than their own name may participate by requesting their broker or nominee to transfer their shares into their own name or requesting that the broker or nominee enroll in the Plan on their behalf.  The right to participate in the Plan is not transferable to another person apart from a transfer of a Participant’s shares of common stock of Bridge Bancorp.  Stockholders who reside in jurisdictions in which it is unlawful for a stockholder to participate in the Plan are not eligible to participate in the Plan.  Beneficial owners whose shares are registered in names other than their own (for example, in the name of a broker, bank or other nominee) and who wish to participate in the optional cash purchase feature of the Plan must become owners of record of at least 100 shares.

5.              How does an eligible stockholder participate?

To participate in the Plan, a stockholder of record must complete an Authorization Form and return it to the Plan Administrator.  Copies of the Authorization Form may be obtained at any time by written request to the Registrar and Transfer Company, 10 Commerce Drive, P.O. Box 664, Cranford, New Jersey 07016, Attn:  Dividend Reinvestment Department, online at www.rtco.com, or by calling (800) 368-5948.

6.              When may an eligible stockholder join the Plan?

An eligible stockholder of record may enroll in the Plan at any time.  If the Authorization Form is received by the Plan Administrator no fewer than five (5) business days before the record of date for a dividend payment, and the participant elects to reinvest the dividends in shares of Bridge Bancorp common stock, such reinvestment of dividends will begin with that dividend payment.  Please note that the Plan does not represent any change in our dividend policy or a guarantee of the payment of any future dividends.

7.              What does the Authorization Form provide?

The Authorization Form allows for Full Dividend Reinvestment which directs us to pay the Plan Administrator for reinvestment in accordance with the Plan all cash dividends on all shares of our common stock then or subsequently owned by participants and also permits eligible participants to make optional cash payments for the purchase of additional shares of our common stock in accordance with the Plan.

The Authorization Form permits a stockholder who is reinvesting dividends and wishes to make optional cash purchases to do so by automatic withdrawals from a personal bank account.  The Authorization Form also appoints the Plan Administrator as agent for each participant and directs the Plan Administrator to apply cash dividends and any optional cash payments an eligible participant might make to the purchase of shares of our common stock in accordance with the terms of the Plan.

8.              May a stockholder have dividends reinvested under the Plan with respect to less than all of the shares of common stock registered in the stockholder’s name?

No. Participants may only have dividends reinvested with respect to all of the shares of our common stock registered in that shareholder’s name.

Optional Cash Payments

9.              How do optional cash payments work?

In order to be eligible to participate in the optional cash purchase feature of the Plan, a stockholder must be an owner of record of at least 100 shares. If an eligible stockholder participant chooses to participate by optional cash payments, the Plan Administrator will apply any optional cash payment received by the Plan Administrator from the participant to the purchase of shares of our common stock for the participant’s account.  Dividends payable on shares of our common stock purchased with optional cash payments will be automatically reinvested in shares of our common stock.

The Plan is designed to preclude any person, organization, or other entity from establishing a series of related accounts for the purpose of conducting arbitrage operations and/or exceeding the optional cash payment limit.

10.      How are optional cash payments made?

An initial cash payment may be made by eligible participants when enrolling by enclosing a check for not less than $250 nor more than $50,000 with the Authorization Form.  Optional cash payments may be made by sending a personal check, drawn from a U.S. bank in U.S. currency payable to Registrar and Transfer Company.  Thereafter, optional cash payments may be made each quarter by either: (1) sending to the Plan Administrator the participant’s check for not less than $250 nor more than $50,000, together with the account identification stub furnished by the Plan Administrator; or (2) automatic withdrawals from a bank account in an amount not less than $250 or more than $50,000.

The election to make optional cash payments is available to each eligible participant at any time.  Optional cash payments by eligible participants must be at least $250 per calendar quarter and cannot exceed a total of $50,000 in any quarter.  The same amount of money need not be sent each quarter and there is no obligation to make an optional cash payment at any time.

11.       When will optional cash payments received by the Plan Administrator be invested?

Optional cash payments will be invested on the Investment Date as defined in Question 12 below.  Since no interest will be paid by us or the Plan Administrator on optional cash payments, participants are urged to make optional cash payments shortly before the Investment Date.  Optional cash payments of at least $250 and not more than $50,000 must be received at least five (5) business days and not more than thirty (30) calendar days before the Investment Date.  It is anticipated that automatic withdrawals to make optional cash payments will be made on the 10th day of January, April, July, or October, or if that day is not a business day, on the next business day.

Eligible participants may request in writing that the Plan Administrator return all or a portion of their uninvested optional cash payments at any time up to five (5)  business days before the Investment Date.  Optional cash payments do not constitute deposits or savings accounts and are not insured by the FDIC or any government agency.

Purchases

12.       How will purchases be made?

Shares of common stock of Bridge Bancorp needed to fund the Plan may be:

(i)                                     acquired by the Plan Administrator on the open market;

(ii)                                  issued directly by Bridge Bancorp from authorized but unissued shares;

(iii)                               issued directly by Bridge Bancorp from treasury shares; or

(iv)                              through a combination of (i) through (iii), above at Bridge Bancorp’s discretion.

Open market purchases under the Plan will be made during each calendar quarter on each “Investment Date,” which will be the first business day following a dividend payment date or as soon as practicable thereafter.  Purchases of shares of common stock will be made at the direction of the Plan Administrator or its selected broker/dealer.  Such purchases will be made in accordance with applicable state and federal securities laws and regulations.  No interest or earnings will be paid by the Plan Administrator on dividend payments pending their investment in shares of Bridge Bancorp common stock.

To the extent we fund the Plan with shares of our common stock issued directly by us from authorized but unissued shares or treasury shares, the dividends payable to participants will be retained by us as a consideration for such shares.

In the event applicable law or the closing of securities markets requires temporary curtailment or suspension of open market purchases of the shares of Bridge Bancorp common stock, the Plan Administrator is not accountable for its inability to make purchases at such time.  If shares of Bridge Bancorp common stock are not available for purchase for a period of longer than 30 days from the prior dividend payment date, the Plan Administrator will promptly mail to each participant a check in the amount of any unapplied funds in the participant’s account.

13.       How many shares of common stock will be purchased for participants?

The number of shares that will be purchased for each participant on any dividend payment date will depend on the amount of the participant’s cash dividend (and any optional cash payment) and the purchase price of shares of Bridge Bancorp common stock.  Each participant’s account will be credited with that number of shares (including fractional shares computed to four (4) decimal places) equal to the total amount to be invested, divided by the applicable purchase price (also computed to four (4) decimal places).

14.       What will be the price of shares of common stock purchased under the Plan?

In making purchases of shares of Bridge Bancorp common stock for a participant’s account associated with each Investment Date, the Plan Administrator will commingle the participant’s funds with those of other participants under the Plan.  With respect to shares purchased on the open market, the prices of shares of Bridge Bancorp common stock purchased for participants under the Plan for each Investment Date will be equal to the average price of all shares of the common stock purchased on the Investment Date by the Plan Administrator on behalf of the Plan.  With respect to shares purchased directly from Bridge Bancorp, the price of such shares will be the average closing price of shares of common stock of Bridge Bancorp as quoted on the NASDAQ Global Select Market for the trailing five (5) trading days immediately preceding the applicable Investment Date.  With respect to shares issued directly by Bridge Bancorp, we may issue the shares at a discount to the price as so determined. Currently, the discount is 5% to this market price. The Company reserves the right to change or eliminate the discount. The Plan Administrator shall have no responsibility with respect to the market value of the shares of Bridge Bancorp common stock acquired under the Plan for Participant Accounts.  Bridge Bancorp, Inc. will bear all costs of administering the Plan, except as described under Question 16 below.

15.       How are dividends on shares purchased through the Plan applied?

The purpose of the Plan is to provide the participant with a convenient method of purchasing shares of common stock and to have the dividends on those shares reinvested.  Accordingly, dividends paid on shares held in the Plan will be automatically reinvested in additional shares of common stock unless and until the participant elects in writing to terminate participation in the Plan.

Cost To Participants

16.       Are there any expenses to participants in connection with purchases under the Plan?

No.  Participants will make purchases of shares of common stock under the Plan without the payment of brokerage commissions, and we will pay all fees in connection with purchases of shares of Bridge Bancorp common stock under the Plan, except for costs associated with the actual purchase price of shares of common stock purchased on the Investment Date.  There are no service charges to participants in connection with purchases of shares of common stock under the Plan.  All costs of administration of the Plan are paid by us.

However, there will be a $10 fee if a participant requests to withdraw from the Plan.  A certificate will be issued for all whole shares and a check will be issued for the cash payment to be made for any fraction of a share.  In addition, if a participant requests the Plan Administrator to sell his or her shares in the event of his or her withdrawal from the Plan, the participant will pay the applicable brokerage commission associated with the sale of such shares, any required transfer tax, and applicable service charges.  There is also a $15 fee to sell shares under the Plan (see Question 20 below).

Reports to Participants

17.      How will participants be advised of their purchases of shares of common stock?

As soon practicable after each purchase, each participant will receive an account statement from the Plan Administrator.  These statements are the participant’s continuing record of the purchase price of the shares of Bridge Bancorp common stock acquired and the number of shares acquired, and should be retained for tax purposes.  Participants also will receive, from time to time, communications sent to all record holders of shares of Bridge Bancorp common stock.

Dividends

18.       Will participants be credited with dividends on shares held in their account under the Plan?

Yes.  The participant’s account will be credited with dividends paid on whole shares and fractional shares credited to the participant’s account. The Plan Administrator will automatically reinvest the cash dividends received for the purchase of additional shares of Bridge Bancorp common stock.

Stock Certificates

19.       Will stock certificates be issued for shares of common stock purchased?

The Plan Administrator will hold all shares of common stock purchased under the Plan in the name of its nominee.  Normally, certificates for shares of Bridge Bancorp common stock purchased under the Plan will not be issued to participants.  The number of shares credited to an account under the Plan will be shown on the participant’s account statement.

The participant may receive certificates for whole shares accumulated in his or her account under the Plan by sending a written request to the Plan Administrator.  Participants may request periodic issuance of certificates for all full shares in the account.  When certificates are issued to the participant, future dividends on such shares will be reinvested in additional shares of common stock.  Any undistributed shares will continue to be reflected in the participant’s account.  No certificates representing fractional shares will be issued.

The participant’s rights under the Plan and shares credited to the account of the participant under the Plan may not be pledged.  A participant who wishes to pledge such shares must request that certificates for such shares be issued in his or her name.

Accounts under the Plan are maintained in the names in which certificates of participants were registered at the time they entered the Plan.  Additional certificates for whole shares will be similarly registered when issued.

Sale of shares from the Plan

20.       How does a participant sell shares from the Plan?

A participant may request that any and all of the shares credited to his or her account be sold by the Plan Administrator.  If such a sale is requested, the sale will be made for the account of the participant by the Plan Administrator’s broker within ten days after the receipt of the request at the prevailing market price at the time of such sale.  Within ten business days after the sale, the participant will receive from the Plan Administrator a check for the proceeds of the sale less the $15 liquidation fee, any applicable brokerage commission and any transfer tax.  The signature on any request for sales of $10,000 or higher must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfers Agents’ Medallion Program.

Because the Plan Administrator will sell the shares on behalf of the Plan, neither Bridge Bancorp nor any participant in the Plan has the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales.  Therefore, you will not be able to precisely time your sales through the Plan, and you will bear the market risk associated with fluctuations in the price of Bridge Bancorp common stock.  Accordingly, if you send in a request to sell shares, it is possible that the market price of Bridge Bancorp common stock could go down or up before the broker sells your shares.

Withdrawals From The Plan

21.       How does a participant withdraw from the Plan?

A participant may withdraw from the Plan at any time by sending a written withdrawal notice to the Plan Administrator and including payment of the $10.00 termination fee.  Notice received less than three (3) business days prior to a particular dividend record date will be effective following the payment date of such dividend (see Question 5 for full name and address of Plan Administrator).  When a participant withdraws from the Plan, certificates for whole shares credited to the participant’s account under the Plan will be issued and a cash payment will be made for any fraction of a share (see Question 19).

Upon withdrawal from the Plan, the participant also may request that all of the shares credited to his or her account be sold by the Plan Administrator.  If such a sale is requested, the sale will be made for the account of the participant by the Plan Administrator’s broker within ten business days after receipt of the request at the prevailing market price at the time of such sale.  Within ten business days after the sale, the participant will receive from the Plan Administrator a check for the proceeds of the sale less the $15 liquidation fee, any applicable brokerage commission and any transfer tax.  The signature on any request for sales of $10,000 or higher must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents’ Medallion Program.

22.       What happens to a fraction of a share when a participant withdraws from the Plan?

When a participant withdraws from the Plan, a cash adjustment representing the value of any fraction of a share then credited to the participant’s account will be mailed directly to the participant.  The cash adjustment will be based on the closing price of the shares of common stock on the date on which the termination is processed by the Plan Administrator.  In no case will certificates representing a fractional share interest be issued.

Additional Services

23.       Safekeeping of Shares

As an additional service to Plan participants, you may deposit certificates for shares of Bridge Bancorp common stock held by you with the Plan administrator for safekeeping.  If you wish to use this service, you should send your stock certificates to the Plan Administrator at the address set forth in Question 5.  A service fee of $5 is charged by the Plan Administrator for each deposit of one or more certificates.  A personal check for $5, drawn from a U.S. bank in U.S. currency, made payable to Registrar and Transfer Company must accompany the request.  Delivery of certificates is at your risk and, for delivery by mail, insured registered mail with return receipt requested is recommended.  The receipt of any shares delivered for safekeeping will be shown on your account statement.  Participating stockholders may withdraw their shares from the Plan Administrator’s custody at any time by requesting in writing that a certificate be issued for some or all of the full shares held by it.

Other Information

24.       What happens when a participant’s record ownership of shares of common stock is less than 100 shares as a dividend of record date?

If a participant disposes of shares of common stock registered in is or her name (including shares credited to his or her account under the Plan) so that the total number of shares held under the Plan in the name of the participant is less than 100 shares, the Plan Administrator will discontinue the reinvestment of cash dividends on the shares credited to the participant’s account under the Plan, or otherwise, until such participant’s record ownership of shares increases to at least 100 shares in the aggregate.  All applicable dividends will be paid in the form of cash until such participant’s stock ownership under the Plan increases to at least 100 shares.  If following a disposition of stock, a participant’s aggregate record ownership of the shares of common stock contains less than 100 shares of common stock, then at our election, a certificate will be issued for the full shares in the account, a cash payment will be made for any fractional shares, any univested cash balance in the account will be paid to the participant, and the account will be terminated.

25.       What happens if Bridge Bancorp issues a stock dividend, declares a stock split or makes a rights offering?

Any shares representing stock dividends or stock splits distributed by Bridge Bancorp on shares credited to the account of a participant under the Plan will be added to the participant’s account.  Shares representing stock dividends or split shares distributed on shares registered in the name of the participant will be mailed directly to such participant in the same manner as to stockholders who are not participating in the Plan.  In the event Bridge Bancorp makes a rights offering of any of its securities to holders of common stock, participants in the Plan will be notified by Bridge Bancorp in advance of the commencement of the offering.  Participants should instruct the Plan Administrator to transfer whole plan shares into their own names prior to the record date for such offering if they wish to exercise such rights.  If no such instructions are received by the Plan Administrator prior to such record date, then such rights shall terminate with respect to both the participant and the Plan Administrator.

26.      How will participant’s shares held under the Plan be voted at meetings of stockholders?

Shares credited to the account of a participant under the Plan (other than fractional shares) will be automatically added to the shares covered by the proxy sent to the stockholder with respect to his or her other shares in Bridge Bancorp and may be voted by such holder pursuant to such proxy.  The Plan Administrator will forward any proxy solicitation materials relating to the shares of common stock held by the Plan to the participating stockholder.

Where no instructions are received from a participant with respect to a participant’s shares held under the Plan, or otherwise, such shares shall not be voted unless the participant votes such shares in person.

27.       What are the income tax consequences of participation in the Plan?

In general, a participant in the Plan has the same Federal and state income tax obligations with respect to dividends credited to his or her account under the Plan as other holders of shares of common stock who elect to receive cash dividends directly.  A participant is treated for income tax purposes as having received, on the dividend date, a dividend in the amount equal to the fair market value of the shares of common stock credited to his or her account under the Plan, even though that amount was not actually received by the participant in cash, but, instead, was applied to the purchase of additional shares for his or her account.  In addition, any brokerage commissions and service charges paid by Bridge Bancorp on behalf of the participant are deemed to constitute dividend income by the Internal Revenue Service.  Such amounts, if any, will be included on any annual information return filed with the Internal Revenue Service, a copy of which will be sent to the participant.

The cost basis of each share of common stock credited to a participant’s account pursuant to the dividend reinvestment aspect of the Plan is the fair market value of the shares of Bridge Bancorp common stock on the Investment Date, and the holding period for such shares begins on the day following the Investment Date.  The receipt by a participant of certificates representing whole shares previously credited to his or her account under the Plan upon withdrawal from the Plan or pursuant to the request of the participant will not result in the recognition of taxable income.  A participant will recognize a gain or a loss when shares are sold on behalf on the participant upon withdrawal from the Plan or when the participant sells shares after the participant’s withdrawal from the Plan.

All participants are advised to consult with their own tax advisors to determine the particular tax consequences that may result from their participation in the Plan and the subsequent sale by them of shares purchased pursuant to the Plan.

28.       What are the responsibilities of Bridge Bancorp under the Plan?

Bridge Bancorp, and the Plan Administrator in administering the Plan, will not be liable for any act done in good faith or for the good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon such participant’s death or judicially declared incompetence or with respect to the prices at which shares are purchased for the participant’s account, and the times that such purchases are made, with respect to any loss or fluctuation in the market value after purchase of shares, or with respect to any sales of shares of common stock made under the Plan on behalf of the participant.

29.       Who bears the risk of market price fluctuations in the shares of common stock?

A participant’s investment in shares acquired under the Plan is no different from direct investment in shares of common stock of Bridge Bancorp.  The participant bears the risk of loss and realizes the benefits of any gain from market price changes with respect to all such shares held in the Plan, or otherwise.  Neither Bridge Bancorp nor the Plan Administrator makes any representations with respect to the future value of the shares of Bridge Bancorp common stock purchased under the Plan.  The participant should recognize that Bridge Bancorp, the Plan Administrator and related parties cannot assure the participant of realizing any profits or protect the participant against a loss related to investment in the shares of Bridge Bancorp common stock purchased or sold under the Plan.  The shares of common stock purchased in accordance with the Plan do not constitute savings accounts or deposits issued by a savings institution or bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

30.       May the Plan be changed or discontinued?

The Plan may be amended, suspended, modified or terminated at any time by our Board of Directors without the approval of the participants.  Thirty (30) calendar days notice of any suspension, termination or amendment or modification that would have a material adverse effect on the participants’ rights under the Plan will be sent to all participants, who shall at all times have the right to withdraw from the Plan.

Bridge Bancorp or the Plan Administrator may terminate a stockholder’s individual participation in the Plan at any time by written notice to the stockholder.  In such event, the Plan Administrator will request instructions from the participant for disposition of the shares in the account.  If the Plan Administrator does not receive instructions from the participant, it will send the participant a certificate for the number of whole shares held for the participant under the Plan and a check for any fractional share.

USE OF PROCEEDS

To the extent shares of common stock used to fund the Dividend Reinvestment and Stock Purchase Plan are purchased on the open market, there will be no proceeds to us from the purchase of shares.  The net proceeds to us from the sale of newly issued shares of common stock (or from treasury shares) issued under the Plan will be used for general corporate purposes, which may include investments at the holding company level, investments in or extensions of credit to our banking subsidiary and possible acquisitions.  The precise amounts and timing of the application of net proceeds will depend upon our funding requirements and availability of other funds.

LEGAL MATTERS

The legality of issuance of the shares of common stock offered hereby has been passed upon for Bridge Bancorp by Luse Gorman Pomerenk & Schick, P.C.,Washington, D.C.

EXPERTS

The consolidated financial statements of Bridge Bancorp, Inc. as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and the effectiveness of Bridge Bancorp, Inc.’s internal control over financial reporting as of December 31, 2012 have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in its report which is incorporated herein by reference.  Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

FORWARD-LOOKING STATEMENTS

Bridge Bancorp, Inc. makes forward-looking statements in this prospectus and the documents incorporated into it by reference.  These forward-looking statements include: statements of goals, intentions, and expectations; estimates of risks and of future costs and benefits; assessments of probable loan losses; assessments of market risk; and statements of the ability to achieve financial and other goals.  Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate.” forecast,” “project” and other similar words and expressions.  Forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which may change over time.  Forward-looking statements speak only as of the date they are made.  Except as may be required by law, we do not assume any duty and do not undertake to update our forward-looking statements.  Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possible materially, from those that we anticipated in our forward-looking statements and future results could differ materially from historical performance.

Factors that could cause future results to vary from current management expectations include, but are not limited to: changing economic conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines, changes in real estate values; expanded regulatory requirements as a result of the Dodd-Frank Act, which could adversely affect operating results.  We provide greater detail regarding some of these factors in our Form 10-K for the year ended December 31, 2012, including the Risk Factors section of that report.  Our forward-looking statements may also be subject to other risks and uncertainties, including those that we may discuss elsewhere in other documents we file with the SEC from time to time.

INDEMNIFICATION

Our directors and executive officers are entitled to indemnification as expressly permitted by the provisions of the New York Business Corporation Law, as amended, and our Certificate of Incorporation. We also have directors’ and officers’ liability insurance, which provides, in general, insurance to our directors and officers against any loss by reason of any of their wrongful acts, subject to the terms and conditions of the policy.  Insofar as indemnification for liabilities arising under the Securities Act of 1993, as amended, may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.  You may read and copy any reports, proxy statements or other information that we file with SEC at its Public Reference Room at 100 F Street, NE, Room 1580, Washington, DC.  You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.  Our public filings are also available on the Internet site maintained by the SEC (www.sec.gov).

We have filed with the SEC a Registration Statement on Form S-3 that registers the shares of our common stock being offered pursuant to this prospectus.  This prospectus is part of that Registration Statement.  The Registration Statement, including the exhibits, contains additional relevant information about us and our common stock.  The rules and regulations of the SEC allow us to omit certain information included in the Registration Statement from this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus.  This means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document.

The following documents, which we filed with the SEC (File No. 001-34096), are incorporated by reference in this prospectus:

•                  Annual Report on Form 10-K for the year ended December 31, 2012;

•                  Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

•                  Current Reports on Form 8-K (in each case other than those portions furnished under Item 2.02 or 7.01 of Form 8-K) filed on January 28, 2013, April 4, 2013, April 25, 2013, May 2, 2013 and May 6, 2013; and

•                  The description of our common stock set forth in the registration statement on Form 8-A12B (No. 001-34096) and any amendment or report filed with the SEC for the purpose of updating this description

We also incorporate by reference additional documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 after the date of this prospectus and before the termination of the Plan; provided, however, that we are not incorporating any information deemed furnished and not filed in any Current Report on Form 8-K.  Any statement in this prospectus or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference herein (other than exhibits to the documents unless the exhibits are specifically incorporated in this prospectus by reference).  Your request should be directed to the Corporate Secretary, Bridge Bancorp, Inc. 2200 Montauk Highway, P.O. Box 3005, Bridgehampton, New York 11932 (telephone number is 631-537-1000).